EXHIBIT 10.1

EXECUTIVE STAFF BONUS PLAN DESCRIPTION FY06

ELIGIBLE POSITIONS:

Members of Executive Leadership Team – ELT (Executive Vice Presidents)

Members of Product Leadership Team – PLT

Senior Vice Presidents

Bonus Plan Description

Bonus pool will be established based on a percentage of the base salary, as follows, which creates the Target Bonus. The basic premise is that the higher one is in the organization, the more their total compensation is “at risk”.

A.	TARGET BONUS AMOUNTS:

CEO:	100% of base salary (weighted on total Company Performance, bookings and contribution achievement).

Executive Vice Presidents (ELT):	75% of base salary (weighted on total Company Performance, bookings and contribution achievement) with the exception of the WWFO executive who is weighted 50% on Company Performance and 50% on World Wide Field Operations Performance.

Senior Vice Presidents:	50% of base salary (weighted on total Company Performance, revenue and contribution achievement).

B.	BONUS POOL THRESHOLD

The bonus pool will be funded by BEA Systems actual Contribution for the bonus periods, assuming that a threshold of 90% of the operating plan is achieved for Contribution and 90% of the operating plan is achieved for Revenue. The pool will be funded by Contribution (up to 50% of Contribution) and will be paid out as outlined below, provided that the general employee bonus is funded at least by 40% of their targets for the period.

C.	PAYOUT CRITERIA

The bonus is comprised of a Revenue and a Contribution component. 50% of the payout is based on Contribution achievement and 50% of the payout is based upon Revenue achievement and the above thresholds must be met for a payout on either component.

For the Company Performance calculation:

For ELT Members: The CEO has discretion to lower an ELT Member’s bonus if their Employee Satisfaction metric and Voluntary Turnover percentage have trended negatively, year over year.

Revenue equals bookings. For all other executives, Revenue equals recognized revenue for the period.

09/02/05

COMPANY CONFIDENTIAL

Calculation of the bonuses will be based on the following formula and should the plan be exceeded at either level (Contribution or Revenue), then the following accelerators, up to 150% of bonus target, will apply:

Actual Achievement Operating Plan Goal	: % Achievement

% Achievement	Payout
less than 90%	0
90% (threshold)	1% = 1.00X
>100%	1% =1.5X up to 150% of target

For the WWFO Executive, where the bonus targets are weighted on Total Company Performance and Field Performance, a separate calculation will be done for each entities’ performance (Company and Field ). The total bonus paid out cannot exceed 150% of either target (Company or Field Performance), and under-performance in one, either Company or Field, cannot be supplemented by the other component.

For example, if achievement for the Company component is 2.5x and achievement for the Field component is 1X, the payout will be 1.5X and 1X respectively.

D.	PAYOUT FREQUENCY

A semi-annual payout schedule and performance cycle will be observed.

E.	PROVISIONS THAT APPLY TO ALL BONUSES

1.	Should the total pool, funded by 50% of Contributions, not be large enough to disburse amounts to all participants as indicated above, then the employees’ base salary, as a percentage of total base salaries of all participants, will be used to prorate and distribute the pool.

3.	The Executive must be employed an entire quarter to receive an allocation for the period and be employed at the time of the payout to receive any bonus. An employee may be removed from the plan at any time, at management discretion.

4.	BEA Management reserves the right to modify this plan at any time, in its sole discretion. Should an acquisition or significant business initiative change the revenue and/or contribution operating plan, the plan, for the purposes of this bonus, may be modified and a new plan will go into effect at the start of the quarter following this initiative. This document does not create a contract of employment, nor does it change one’s “at-will” employment status, nor does it provide a guarantee of a bonus in any BEA geography.

5.	An Executive can be in only one bonus plan or variable plan at any time. Should an employee transfer from this plan to another bonus plan, their participation will cease and there will be no pro-ration for partial quarters/year. Additionally, changes to one’s base or bonus target %, as a result of merit increases, equity adjustments or promotions, will take effect in the next full bonus period, unless the change occurs on the first day of the new bonus period (i.e May 1).

09/02/05

COMPANY CONFIDENTIAL